UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                         Commission File No.: 000-31047

                           NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K, [ ] Form 20-F, [ ] Form 11-K, [X] Form 10-Q,
             [ ] Form N-SAR

                   For Period Ended: December 31, 2005

                   [ ]  Transition Report on Form 10-K
                   [ ]  Transition Report on Form 20-F
                   [ ]  Transition Report on Form 11-K
                   [ ]  Transition Report on Form 10-Q
                   [ ]  Transition Report on Form N-SAR

                   For the Transition Period Ended: ____________

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable

                                     PART I
                             REGISTRANT INFORMATION

China Energy Savings Technology, Inc.
-------------------------------------
Full Name of Registrant

N/A
-------------------------
Former Name if Applicable

Central Plaza, 18 Harbour Road, Suite 3202A, 32nd Floor
-------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Wanchai, Hong Kong, China
-------------------------
City, State and  Zip Code


                                     PART II
                             RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
      (b)   The subject annual report, semi-annual report, transition report on
[X] Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Due to the registrant's recent change in Chief Executive Officer from Mr. Sun Li to Mr. Kwun-Luen Siu, the information necessary to complete the registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 could not be obtained on a timely basis without unreasonable effort or expense to the Registrant in its ordinary course of business.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Lai Fun Sim               (852)                 2588-1228
      -----------               -----                 ---------
         (Name)              (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:


     ----------------------------------------------------------------------


                      China Energy Savings Technology, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  February 9, 2006                 China Energy Savings Technology, Inc.

                                        By: /s/ Lai Fun Sim
                                            --------------------------------
                                                Lai Fun Sim
                                                Corporate Secretary